UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event

reported): September 28, 2007

HearUSA, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-11655	22-2748248
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1250 Northpoint Parkway
West Palm Beach, Florida	33407
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(561) 478-8770

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Amendment of Material Agreement. On September 28, 2007, HearUSA, Inc. (the “Company”) entered into a Second Amendment to Credit Agreement and First Amendment to Investor Rights Agreement and Supply Agreement (the “Amendment”) with Siemens Hearing Instruments, Inc. (“Siemens”). The Company and Siemens are parties to a Second Amended and Restated Credit Agreement dated December 30, 2006, as amended by a First Amendment to Credit Agreement dated as of June 27, 2007 (as amended, the “Credit Agreement”), an Amended and Restated Supply Agreement dated December 30, 2006 (the “Supply Agreement”) and an Investor Rights Agreement dated December 30, 2006 (the “Investor Rights Agreement’).

Pursuant to these agreements, Siemens has extended to the Company a $50 million credit facility and the Company purchases from Siemens most of the Company’s requirements for hearing aids. The December 2006 agreements represented amendments to agreements that had been in place between the parties since 2001. In 2006 when the Credit Agreement was amended, the Company granted to Siemens the right to convert a portion of the debt into common stock at certain times and upon certain conditions. Pursuant to the First Amendment to Credit Agreement, the parties amended that provision of the Credit Agreement addressing prepayment of Tranche D loans under the facility to provide that such prepayment would be due on or prior to September 24, 2007 (the “Prepayment Provision”). The Investor Rights Agreement provided Siemens with certain rights, including the right to have the shares of common stock underlying the debt be registered for resale and a right of first refusal on equity securities sold by the Company.

Pursuant to the Amendment, the parties agreed to the following changes to the Credit Agreement, the Supply Agreement and the Investor Rights Agreement:

•

Under the Credit Agreement, Siemens will provide the Company with a new Tranche E $3,000,000 revolving line of credit bearing interest at an annual rate of 9.5%, with interest payable monthly and principal due and payable on December 19, 2008. This line is to be used for funding working capital.

•	The Prepayment Provision related to the $4.2 million included in Tranche D in the Credit Agreement was amended to provide that the prepayment will be due on December 19, 2008.
•

Under the Credit Agreement, the quarterly installment payments on Tranche C of $730,000 of principal plus imputed interest thereon, which quarterly payments and interest are subject to rebate discount credits, were reduced to $500,000.

•

The interest rate on Tranche D loans under the Credit Agreement was increased from 5% per annum to 9.5% per annum. In addition, the Company agreed to pay Siemens the additional amount of $217,080, representing the difference between the interest accrued on the Tranche D loans between January 31 and August 31, 2007 at a rate of 5% per annum and the interest that would have accrued on the Tranche D loans during that period had the interest rate been 9.5% per annum.

•	Under the Supply Agreement, the Company will earn a new monthly marketing allowance to reimburse the Company’s advertising expenses for promoting its business and Siemens’ products, subject to a maximum of $200,000 per month. In addition, Siemens will credit to the Company’s account (i) $217,080 and (ii) an amount equal to the interest paid by the Company on the Tranche D loans, minus the amount of interest that would be payable on such loans if it were calculated using, prior to prepayment under the Prepayment Provision of the $4.2 million, a rate of 6.0% per annum, and after such prepayment, a rate of 5.0% per annum.

•	The yearly rebate under the Supply Agreement was reduced from $2,920,000 to $2,000,000.
•	Under the Investor Rights Agreement, Siemens will have a longer period during which to exercise its right of first refusal.

A copy of the amendment is attached to this Form 8-K as Exhibit 10.1. On October 2, 2007, the Company issued a press release relating to the Amendment. A copy of that press release is furnished with this Form 8-K as Exhibit 99.1.

Item 9.01	Financial Statement sand Exhibits
Exhibit No.	Description

10.1	Second Amendment to Credit Agreement and First Amendment to Investor Rights Agreement and Supply Agreement dated as of September 24, 2007 between the Company and Siemens Hearing Instruments, Inc.
99.1	Press release dated October 2, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HearUSA, Inc. (Registrant)

Date: October 4, 2007	By:	/s/ Stephen J. Hansbrough
Name: Stephen J. Hansbrough
Title: President & Chief Executive Officer

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